Exhibit 99.1

OfficeMax 263 Shuman Blvd Naperville, IL 60563
News Release

Media Contact	Investor Relations Contact
Bill Bonner	John Jennings
630 864 6066	630 864 6820
OFFICEMAX REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS
NAPERVILLE, Ill., November 1, 2007 — OfficeMax® Incorporated (NYSE: OMX) today announced the results for its third quarter ended September 29, 2007. Total sales increased 3.2% to $2.3 billion in the third quarter of 2007 compared to $2.2 billion in the third quarter of 2006. Net income increased to $49.9 million, or $.64 per diluted share, in the third quarter of 2007 from $31.4 million, or $.41 per diluted share, in the third quarter of 2006.
The third quarter of 2006 included items which are not expected to be ongoing. All financial measures designated in this release as “adjusted” are non-GAAP financial measures that exclude the effect of certain special items. A detailed description of prior quarter special items, and a reconciliation to the company’s GAAP financial results, are included in this press release. Net income in the third quarter of 2007 increased 16% from adjusted net income in the third quarter of 2006 of $43.2 million, or $.56 per diluted share.
“Our results for the third quarter showed continued progress on our turnaround plans, even as we operated in a weaker economic environment that has had some impact on both our Contract and Retail operating segments,” said Sam Duncan, Chairman and CEO of OfficeMax. “We are pleased that the actions we took earlier this year to reorganize and improve performance in our Contract division are generating positive results. In U.S. Contract, we reduced operating costs and expanded operating margin in the third quarter of 2007. In our Retail segment, operating margin declined primarily due to a category mix shift toward lower margin product sales that we could not offset with cost controls within the quarter. We continue to adjust our Retail promotional strategies and pursue other cost containment measures to improve our Retail operating margin.”

Contract Segment Results
OfficeMax Contract segment sales increased 2.4% to $1.2 billion in the third quarter of 2007 compared to the third quarter of 2006, reflecting a U.S. Contract sales decline of 1.9% offset by International Contract operations sales growth of 16.2% in U.S. dollars, or 4.3% in local currencies. U.S. Contract sales declined in the third quarter of 2007 compared to the prior year period, primarily due to lower sales from existing customer accounts, and from the company’s initiative to be more disciplined in new account acquisition.
Contract segment gross margin decreased to 22.1% in the third quarter of 2007 from 22.3% in the third quarter of 2006, primarily due to the continued impact of new and renewing large corporate accounts with lower gross margin rates and the impact of paper price increases. Contract segment operating expense as a percent of sales in the third quarter of 2007 improved to 17.5% from adjusted operating expense as a percent of sales of 18.4% in the third quarter of 2006, primarily due to effective cost management in U.S. Contract, lower incentive compensation costs, and expense leverage in International Contract operations. Contract segment operating income in the third quarter of 2007 increased to $55.0 million, or 4.6% of sales, from adjusted operating income in the third quarter of 2006 of $45.7 million, or 3.9% of sales.

Retail Segment Results
OfficeMax Retail segment sales increased 4.0% to $1.1 billion in the third quarter of 2007 compared to the third quarter of 2006, reflecting the impact of new stores and same-store sales increase of 0.8%. Retail same store sales in the third quarter of 2007 were favorably impacted by same store sales growth in technology categories and ImPress, partially offset by same store sales declines in core office supplies and furniture categories. Third quarter 2007 Retail sales trends reflected moderate improvement in Back-to-School season sales and some weakness in consumer and small business customer purchases.
Retail segment gross margin decreased to 28.9% in the third quarter of 2007 from 30.1% in the third quarter of 2006, primarily due to the impact of a shift in the mix of sales to a higher percentage of technology category sales at lower gross margin rates and a lower percentage of core office supplies and furniture category sales which typically generate higher gross margin rates. Retail segment operating expense as a percent of sales improved to 24.9% in the third quarter of 2007 from 25.1% in the third quarter of 2006, primarily due to lower incentive compensation costs, partially offset by higher store labor costs. Retail segment operating income decreased to $45.3 million, or 4.0% of sales, in the third quarter of 2007 from $54.8 million, or 5.0% of sales, in the third quarter of 2006.
During the third quarter of 2007, OfficeMax opened 9 retail stores in the U.S., closed 1 retail store in the U.S., and opened 3 retail stores in Mexico. OfficeMax ended the third quarter of 2007 with 869 retail stores in the U.S. and 65 retail stores in Mexico for 934 total retail stores, compared with 884 total retail stores at the end of the third quarter of 2006. The company continues to expect a total of approximately 60 new retail store openings in the U.S. for the full year 2007.

Corporate and Other Segment Results
The OfficeMax Corporate and Other segment includes support staff services and certain other expenses that are not fully allocated to the Retail and Contract segments. Corporate and Other segment operating expense in the third quarter of 2007 decreased to $10.0 million from adjusted operating expense of $18.8 million in the third quarter of 2006, primarily due to lower incentive compensation costs and reduced legacy-related costs.
As of September 29, 2007, OfficeMax reported total debt of $384.4 million excluding $1.5 billion of timber securitization notes. OfficeMax used $9.1 million of cash from operations in the third quarter of 2007, a decrease of $197.9 million from the third quarter of 2006, primarily due to the termination of the company’s accounts receivable securitization program in July 2007. OfficeMax invested $41.9 million for capital expenditures in the third quarter of 2007 compared to $49.8 million in the third quarter of 2006. The company expects capital expenditures to total between $140 and $160 million for the full year 2007.
Mr. Duncan concluded, “While we are pleased to have made progress in our 2007 turnaround initiatives, opportunities remain across our business for improvement. We are focused on driving profitable sales, controlling expenses, and increasing operating margin. In our Contract segment, we continue to instill discipline in signing on new accounts, enable cost savings to our customers and better profitability to OfficeMax, and position us for aggressive middle market sales growth. In our Retail segment, we remain committed to effective category management and promotional strategies, controlling and leveraging costs, and implementing our real estate strategy.”

Forward-Looking Statements
Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that it will successfully execute its turnaround plans or that its actual results will be consistent with the forward-looking statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the company which may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 30, 2006, under Item 1A “Risk Factors”, and in the company’s other filings with the SEC.
Conference Call Information
OfficeMax will host a conference call with analysts and investors today to discuss its third quarter 2007 financial results at 9:00 a.m. Eastern Time (8:00 a.m. Central Time). To participate in the conference call, dial (800) 374-0165; international callers should dial (706) 634-0995. An audio webcast of the conference call can be accessed via the Internet by visiting the Investors section of the OfficeMax website at http://investor.officemax.com. The webcast will be archived and available online for one year following the call and will be posted on the “Presentations” page located within the Investors section of the OfficeMax website.

About OfficeMax
OfficeMax Incorporated (NYSE: OMX) is a leader in both business-to-business office products solutions and retail office products. The OfficeMax mission is simple. We help our customers do their best work. The company provides office supplies and paper, in-store print and document services through OfficeMax ImPressTM, technology products and solutions, and furniture to consumers and to large, medium and small businesses. OfficeMax customers are served by over 36,000 associates through direct sales, catalogs, e-commerce and more than 900 stores. To find the nearest OfficeMax, call 1-877-OFFICEMAX. For more information, visit www.officemax.com.
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OFFICEMAX INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(thousands)

	September 29,	December 30,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$147,351	$282,070
Receivables, net	757,162	562,528
Inventories	997,613	1,071,486
Other current assets	130,293	180,760

Total current assets	2,032,419	2,096,844

Property and equipment:
Property and equipment	1,256,114	1,189,686
Accumulated depreciation	(675,130)	(610,061)

Property and equipment, net	580,984	579,625

Goodwill and intangible assets, net	1,442,268	1,417,336
Timber notes receivable	1,635,000	1,635,000
Other non-current assets	418,353	487,243

Total assets	$6,109,024	$6,216,048

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$28	$—
Current portion of long-term debt	34,888	25,634
Accounts payable	844,442	997,700
Accrued liabilities and other	505,571	505,569

Total current liabilities	1,384,929	1,528,903

Long-term debt:
Long-term debt, less current portion	349,517	384,246
Timber notes securitized	1,470,000	1,470,000

Total long-term debt	1,819,517	1,854,246

Other long-term obligations:
Compensation and benefits	266,139	287,122
Other long-term liabilities	450,623	530,248

Total other long-term liabilities	716,762	817,370

Minority interest	30,997	29,885

Shareholders’ equity:
Preferred stock	51,249	54,735
Common stock	188,462	187,226
Additional paid-in capital	913,079	893,848
Retained earnings	1,035,937	941,830
Accumulated other comprehensive loss	(31,908)	(91,995)

Total shareholders’ equity	2,156,819	1,985,644

Total liabilities and shareholders’ equity	$6,109,024	$6,216,048

OFFICEMAX INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(unaudited)
(thousands, except per-share amounts)

	Quarter Ended
	September 29,	September 30,
	2007	2006

Sales	$2,315,219	$2,244,414
Cost of goods sold and occupancy costs	1,727,161	1,659,603

Gross profit	588,058	584,811

Operating and other expenses:
Operating and selling	419,765	413,185
General and administrative	79,581	91,479
Other operating (income) expense, net	(1,521)	17,860

Operating income	90,233	62,287

Other income (expense):
Interest expense	(31,220)	(30,557)
Interest income	21,814	22,900
Other income (expense), net	(179)	(1,401)

	(9,585)	(9,058)

Income from continuing operations before income taxes and minority interest	80,648	53,229
Income tax expense	(29,080)	(20,250)

Income from continuing operations before minority interest	51,568	32,979
Minority interest, net of income tax	(1,639)	(1,604)

Income from continuing operations	49,929	31,375

Net income	49,929	31,375

Preferred dividends	(931)	(1,009)

Net income applicable to common shareholders	$48,998	$30,366

Basic income (loss) per common share:
Continuing operations	$0.65	$0.41
Discontinued operations	—	—

Basic income (loss) per common share	$0.65	$0.41

Diluted income (loss) per common share:
Continuing operations	$0.64	$0.41
Discontinued operations	—	—

Diluted income (loss) per common share	$0.64	$0.41

Weighted Average Shares
Basic	75,376	74,235
Diluted	76,558	74,779

OFFICEMAX INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(unaudited)
(thousands, except per-share amounts)

	Nine Months Ended
	September 29,	September 30,
	2007	2006

Sales	$6,883,890	$6,708,902
Cost of goods sold and occupancy costs	5,136,809	4,978,340

Gross profit	1,747,081	1,730,562

Operating and other expenses:
Operating and selling	1,233,114	1,231,529
General and administrative	262,237	267,383
Other operating (income) expense, net	(4,543)	131,156

Operating income	256,273	100,494

Other income (expense):
Interest expense	(91,296)	(92,274)
Interest income	66,628	66,117
Other income (expense), net	(5,858)	3,160

	(30,526)	(22,997)

Income from continuing operations before income taxes and minority interest	225,747	77,497
Income tax expense	(85,669)	(29,540)

Income from continuing operations before minority interest	140,078	47,957
Minority interest, net of income tax	(4,174)	(3,293)

Income from continuing operations	135,904	44,664

Discontinued operations:
Operating loss	—	(17,972)
Income tax benefit	—	6,991

Loss from discontinued operations	—	(10,981)

Net income	135,904	33,683

Preferred dividends	(2,947)	(3,027)

Net income applicable to common shareholders	$132,957	$30,656

Basic income (loss) per common share:
Continuing operations	$1.77	$0.57
Discontinued operations	—	(0.15)

Basic income (loss) per common share	$1.77	$0.42

Diluted income (loss) per common share:
Continuing operations	$1.74	$0.57
Discontinued operations	—	(0.15)

Diluted income (loss) per common share	$1.74	$0.42

Weighted Average Shares
Basic	75,237	72,648
Diluted	76,298	73,251

OFFICEMAX INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(thousands)

	Nine Months Ended
	September 29,	September 30,
	2007	2006
Cash provided by (used for) operations:
Net income	$135,904	$33,683
Items in net income not using (providing) cash:
Depreciation and amortization	97,512	92,570
Other	29,174	46,821
Changes other than from acquisitions of business:
Receivables and inventory	(87,239)	254,862
Accounts payable and accrued liabilities	(205,878)	(133,226)
Income taxes and other	61,980	45,062

Cash provided by operations	31,453	339,772

Cash provided by (used for) investment:
Expenditures for property and equipment	(101,339)	(96,775)
Proceeds from sale of assets	1,200	4,438
Acquisition of businesses	(1,948)	—

Cash used for investment	(102,087)	(92,337)

Cash provided by (used for) financing:
Cash dividends paid	(35,758)	(34,376)
Changes in debt, net	(25,482)	(84,144)
Proceeds from exercise of stock options	5,852	112,682
Other	(10,022)	(34)

Cash used for financing	(65,410)	(5,872)

Effect of exchange rates on cash and cash equivalents	1,325	(7)
Increase (decrease) in cash and cash equivalents	(134,719)	241,556
Cash and cash equivalents at beginning of period	282,070	72,198

Cash and cash equivalents at end of period	$147,351	$313,754

OFFICEMAX INCORPORATED AND SUBSIDIARIES
SUPPLEMENTAL SEGMENT INFORMATION
(unaudited)
(millions, except per-share data)

	Quarter Ended
	September 29 , 2007			September 30, 2006
						As
	As	Special	As	As	Special	Adjusted
	Reported	Items	Adjusted	Reported	Items (a)	(b)

Segment Sales
OfficeMax, Contract	$1,185.7		$1,185.7	$1,158.3		$1,158.3
OfficeMax, Retail	1,129.5		1,129.5	1,086.1		1,086.1

	2,315.2		2,315.2	2,244.4		2,244.4

Segment income (loss)
OfficeMax, Contract	$55.0	$—	$55.0	$37.8	$7.9	$45.7
OfficeMax, Retail	45.3	—	45.3	54.8	—	54.8
Corporate and Other	(10.0)	—	(10.0)	(30.3)	11.5	(18.8)

Operating income (loss)	90.3	—	90.3	62.3	19.4	81.7

Operating income margin	3.9%		3.9%	2.8%		3.6%

Interest expense	(31.2)	—	(31.2)	(30.6)	—	(30.6)
Interest income and other	21.6	—	21.6	21.5	—	21.5

Income (loss) from continuing operations before income taxes and minority interest	80.7	—	80.7	53.2	19.4	72.6
Income taxes	(29.1)	—	(29.1)	(20.2)	(7.6)	(27.8)

Income (loss) from continuing operations before minority interest	51.6	—	51.6	33.0	11.8	44.8
Minority interest, net of income tax	(1.7)	—	(1.7)	(1.6)	—	(1.6)

Income (loss) from continuing operations	49.9	—	49.9	31.4	11.8	43.2

Net income	$49.9	$—	$49.9	$31.4	$11.8	$43.2

Diluted income (loss) per common share
Continuing operations	$0.64	$—	$0.64	$0.41	$0.15	$0.56
Discontinued operations	—	—	—	—	—	—

Diluted income (loss) per common share	$0.64	$—	$0.64	$0.41	$0.15	$0.56

Totals may not foot due to rounding.

(a)	See Note 3 for a discussion of these special items.

(b)	For the purpose of evaluating our results, net of taxes, we have presented the results before special items using an estimated annual tax rate. For the purpose of presenting diluted income (loss) per common share before special items, we calculated diluted income (loss) per common share before special items without making any adjustments to the number of shares used in the calculation of diluted income (loss) per common share as reported.

OFFICEMAX INCORPORATED AND SUBSIDIARIES
SUPPLEMENTAL SEGMENT INFORMATION
(unaudited)
(millions, except per-share data)

	Nine Months Ended
	September 29 , 2007			September 30, 2006
	As	Special	As	As	Special	As Adjusted
	Reported	Items (a)	Adjusted	Reported	Items (b)	(c)

Segment Sales
OfficeMax, Contract	$3,647.3		$3,647.3	$3,535.8		$3,535.8
OfficeMax, Retail	3,236.6		3,236.6	3,173.1		3,173.1

	6,883.9		6,883.9	6,708.9		6,708.9

Segment income (loss)
OfficeMax, Contract	$155.9	$—	$155.9	$149.3	$7.9	$157.2
OfficeMax, Retail	134.6	—	134.6	44.0	89.5	133.5
Corporate and Other	(34.2)	—	(34.2)	(92.8)	38.1	(54.7)

Operating income (loss)	256.3	—	256.3	100.5	135.5	236.0

Operating income margin	3.7%		3.7%	1.5%		3.5%

Interest expense	(91.3)	—	(91.3)	(92.3)	—	(92.3)
Interest income and other	60.8	—	60.8	69.3	(9.2)	60.1

Income (loss) from continuing operations before income taxes and minority interest	225.8	—	225.8	77.5	126.3	203.8
Income taxes	(85.7)	—	(85.7)	(29.5)	(49.2)	(78.7)

Income (loss) from continuing operations before minority interest	140.1	—	140.1	48.0	77.1	125.1
Minority interest, net of income tax	(4.2)	1.1	(3.1)	(3.3)	—	(3.3)

Income (loss) from continuing operations	135.9	1.1	137.0	44.7	77.1	121.8

Discontinued operations
Operating loss	—	—	—	(18.0)	18.0	—
Income tax benefit	—	—	—	7.0	(7.0)	—

Loss from discontinued operations	—	—	—	(11.0)	11.0	—

Net income	$135.9	$1.1	$137.0	$33.7	$88.1	$121.8

Diluted income (loss) per common share
Continuing operations	$1.74	$0.02	$1.76	$0.57	$1.05	$1.62
Discontinued operations	—	—	—	(0.15)	0.15	—

Diluted income (loss) per common share	$1.74	$0.02	$1.76	$0.42	$1.20	$1.62

Totals may not foot due to rounding.

(a)	See Note 4 for a discussion of these special items.

(b)	See Notes 3 and 5 for a discussion of these special items.

(c)	For the purpose of evaluating our results, net of taxes, we have presented the results before special items using an estimated annual tax rate. For the purpose of presenting diluted income (loss) per common share before special items, we calculated diluted income (loss) per common share before special items without making any adjustments to the number of shares used in the calculation of diluted income (loss) per common share as reported.

(1) Financial Information
The quarterly and annual consolidated financial statements included in this release are unaudited, and should be read in conjunction with the audited financial statements in our 2006 Annual Report on Form 10-K. In all periods presented, the measurement of net income (loss) involved estimates and judgments.
(2) Reconciliation of non-GAAP Measures to GAAP Measures
We evaluate our results of operations both before and after certain gains and losses that management believes are not indicative of our core operating activities. We believe our presentation of financial measures before, or excluding, these items, which are non-GAAP measures, enhances our investors’ overall understanding of our recurring operational performance and provides useful information to both investors and management to evaluate the ongoing operations and prospects of OfficeMax by providing better comparisons. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain special items, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure. In the preceding tables, we reconcile our financial measures before special items to our reported GAAP financial results for the third quarter and first nine months of both 2007 and 2006.

Although we believe the non-GAAP financial measures enhance an investor’s understanding of our performance, our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The non-GAAP financial measures we use may not be consistent with the presentation of similar companies in our industry. However, we present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what we believe to be our ongoing business operations.
(3) 2006 Special Items
First Quarter 2006
During the first quarter of 2006, we closed 109 underperforming domestic retail stores and recorded a charge of $98.6 million in our Retail segment primarily for remaining lease obligations and we incurred $15.7 million of expenses in our Corporate and Other segment related to our headquarters consolidation primarily for employee severance and retention.
Second Quarter 2006
During the second quarter of 2006, we recorded a $9.0 million pre-tax benefit in our Retail segment from an adjustment to the reserve for closed retail stores, and we incurred $10.9 million of expenses in our Corporate and Other segment related to our headquarters consolidation, primarily for employee severance and retention. Also during the second quarter of 2006, we recognized a $9.2 million credit from an adjustment to the reserve for the additional consideration agreement that was entered into in connection with the October 2004 sale of our paper, forest products and timberland assets. This adjustment is included in Other, income (expense) net.

Third Quarter 2006
During the third quarter of 2006, we incurred $11.5 million of expenses in our Corporate and Other segment related to our headquarters consolidation, and incurred $7.9 million of expenses in our Contract segment related to our Contract reorganization primarily for severance.
(4) 2007 Special Items
First Quarter 2007
During the first quarter of 2007, we sold OfficeMax Contract’s operations in Mexico to OfficeMax de Mexico, our 51% owned joint venture, resulting in a net loss of $1.1 million which is included in minority interest, net of income tax in our Consolidated Statements of Income (Loss) for 2007.
(5) Discontinued Operations
In the first quarter of 2006, we ceased operations at the Company’s wood-polymer building materials facility near Elma, Washington. The costs and expenses related to this business are reflected as discontinued operations in our Consolidated Statements of Income (Loss) for 2006 and are included as special items in our Segment Information tables.